Exhibit 99.5

FORM OF LETTER

IMPERIAL HOLDINGS, INC.

Non-transferable Subscription Rights to Purchase up to 5,350,747 Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Shareholders of Imperial Holdings, Inc.

May 27, 2015

To Our Clients:

Enclosed for your consideration is a prospectus supplement, dated May 21, 2015 to a prospectus dated September 24, 2014 (collectively, the “Prospectus”), which relates to the offering (the “Rights Offering”) of Imperial Holdings, Inc. (the “Company”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase up to 5,350,747 shares of the Company’s common stock (“Shares”) distributed to all holders of record of shares of the Company’s common stock at 5:00 p.m., New York City time, on May 26, 2015 (the “Record Date”). The Rights and Shares are described in the accompanying Prospectus. If the Rights Offering is fully subscribed, the Company will issue 5,350,747 shares. If the Rights Offering is oversubscribed, the Company may issue up to an additional 1,337,686 shares to honor over-subscription requests.

As described in the Prospectus, every four shares of the Company’s common stock owned as of the Record Date, entitles the holder to receive one right to purchase one Share at a subscription price of $5.75 per Share, which we refer to as the basic subscription privilege. If you are a shareholder on the Record Date and you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privilege, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed Shares at the same price of $5.75 per Share, subject to proration and subject, further, to reduction to eliminate subscriptions for fractional Shares. Additionally, if there are not enough shares to honor all over-subscription requests, the Company may, at its discretion, issue up to an additional 1,337,686 shares (the “Over-allotment Shares”) to honor over-subscription requests. To the extent you exercise your over-subscription privilege for an amount of Shares that exceeds the number of the unsubscribed Shares available to you, any excess subscription payment received by America Stock Transfer & Trust Company, LLC (the “Subscription Agent”) will be returned promptly without interest.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on June 15, 2015, unless the Company extends the rights offering period (the “Expiration Time”). Exercising the Rights and investing in the Shares involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” in the Prospectus and all other information included or incorporated by reference in the Prospectus in its entirety before you decide whether to exercise your Rights.

You will be required to submit payment in full for all the Shares you wish to buy with your basic subscription privilege and your over-subscription privilege. Because we will not know the total number of unsubscribed Shares prior to the expiration of the offering, if you wish to maximize the number of Shares you may purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Shares which assumes that no other shareholder purchases any Shares pursuant to their basic subscription privilege and over-subscription privilege. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. There is no minimum purchase requirement for your over-subscription privilege other than $5.75 per Share.

The Company can provide no assurances that you will actually be able to purchase the number of Shares issuable upon the exercise of your over-subscription privilege in full. The Company will only honor an over-subscription privilege to the extent sufficient Shares are available following the exercise of subscription rights under the basic subscription privilege, subject to the limitations set forth above and subject to the Company’s ability to issue the Over-allotment Shares.

The Rights are non-transferable during the course of the Rights Offering.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD HOLDER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form accompanied by this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise your Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Once you have exercised your Rights, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., the information agent for the rights offering. The information agent’s telephone number is 877-478-5045. Any questions or requests for assistance concerning the rights offering should be directed to the information agent.

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